Exhibit (d) 5.4

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Dear Sirs:

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Administrative Agreement”). RIC advises you that it is creating one new fund to be named the Global Equity Fund (the “New Fund”) and that the New Fund desires RIMCo to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the New Fund, with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2007

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President